Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated March 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the merger between entities under common control described in Note 1 as to which the date is March 16, 2018, relating to the financial statements, which appears in Nabriva Therapeutics plc’s (formerly known as Nabriva Therapeutics AG) Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PwC Wirtschaftsprüfung GmbH

Vienna, Austria

April 9, 2018

/s/ Alexandra Rester
Alexandra Rester
Austrian Certified Public Accountant